Investor Contacts:
Carol K. Nelson, CEO Rob Disotell, CCO Cascade Bank 425.339.5500 www.cascadebank.com	NEWS RELEASE

CASCADE BANK NAMES DEBRA L. JOHNSON AS EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Everett, Washington – July 6, 2010 - Cascade Bank, the principal operating subsidiary of Cascade Financial Corporation (Nasdaq: CASB), has named Debra L. Johnson as Executive Vice President and Chief Financial Officer.  Johnson has served as consultant and interim CFO at Cascade since February of this year.  She has nearly 30 years of banking experience, including 12 years as Chief Financial Officer for a major community bank in the Puget Sound region.

“Debbie’s proven performance as a senior level executive and CFO, along with her understanding of the dynamics of community banking, makes her an exceptional choice for this position,” said Carol K. Nelson, President and CEO of Cascade Bank.

Johnson earned her Bachelor’s Degree in Business with a concentration in accounting from Western Washington University and is a graduate of Pacific Coast Banking School.  She earned her CPA certificate in 1991 and is a member of the American Institute of Certified Public Accountants, Washington State Society of CPAs and Financial Executives International.  She is a current board member for the Coal Creek Family YWCA and past board president of Habitat for Humanity of Seattle/South King County.  In her spare time, she enjoys spending time with her family and supporting the activities of her two teenage sons.

About Cascade Financial
Established in 1916, Cascade Bank, the only operating subsidiary of Cascade Financial Corporation, is a state chartered commercial bank headquartered in Everett, Washington.  Cascade Bank maintains an “Outstanding” CRA rating and has proudly served the Puget Sound region for over 90 years.  Cascade Bank operates 22 full service branches in Everett, Lynnwood, Marysville, Mukilteo, Shoreline, Smokey Point, Issaquah, Clearview, Woodinville, Lake Stevens, Bellevue, Snohomish, North Bend, Burlington and Edmonds.

In October 2009, Cascade Bank was named Favorite Snohomish County Company in the fourth annual NW.Jobs.com People’s Picks awards.  In June 2009, Cascade was ranked #55 on the Seattle Times’ Northwest 100 list of public companies.  In April 2010, Cascade was ranked #8 on the Puget Sound Business Journal’s list of largest bank companies headquartered in the Puget Sound area.

Note:  Transmitted on GlobeNewswire on July 6, 2010 at 5:00 a.m. PDT.